UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2013

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer Identification No.)

5320 Legacy Drive Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code:	(972) 673-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 – Regulation FD Disclosure

On June 13, 2013, a release of well fluids was discovered and reported within the Denbury Onshore-operated Delhi oil field, located in north Louisiana.  As this release was located near a natural gas pipeline right of way, precautionary steps were taken to secure the scene. Testing confirmed the release to be carbon dioxide gas, saltwater, natural gas, and small amounts of oil.

With the gas identified as primarily carbon dioxide, a gas used by Denbury Onshore for oil well production, the company immediately took remedial action to stop the release and contain and recover all liquids in the affected area. Additionally, the company is actively working with government and local officials and agencies to determine the best course of remediation and to ensure the absolute safety and welfare of the community, its residents and the environment.

While still under investigation, Denbury Onshore suspects the cause may be one or more oil wells in the area that had been previously plugged and abandoned. Denbury Onshore is taking actions to confirm the cause and remediate the issue.

To date, the impact on oil production from the affected area of the field, which has recently been averaging about 1,500 barrels per day net to Denbury Onshore's interest, has been minimal. Continuing to produce from the active wells in this area of the field serves to reduce operating pressure. Additionally, Denbury Onshore has halted the injection of carbon dioxide into the affected area of the field.  The potential future impact on the affected area's oil production is unknown at this time.

It is important to note that there are no injuries associated with the release, the area is secure and poses no threat to the public, and all liquids are being contained and recovered.

The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any document whether or not filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: June 20, 2013	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer